Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
	News Media
Sept. 15, 2006	Jan Davis	202.624.6383
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	Cell	703.408.3962

	Financial Community
	Melissa E. Adams	202.624.6410
Natural Gas Service Costs Rise
Washington Gas Asks to Increase Rates in Virginia
WASHINGTON - Washington Gas today filed an application with the Virginia State Corporation Commission (SCC) to increase the company’s rates and charges.
Washington Gas is a regulated utility so its rates in Virginia must be approved by the SCC.
“We have continued to achieve improvements in operating efficiencies so we have not required an increase in rates in more than four years,” said James H. DeGraffenreidt Jr., chairman and CEO of Washington Gas. “However, the costs to provide utility services have increased, producing a mismatch between the cost of providing that service and the revenues allowed in the last rate case.”
Washington Gas rates have not increased in Virginia since 2002, despite inflation, infrastructure investment, rising labor and employee benefits costs, the compliance requirements of new laws such as the Sarbanes-Oxley and the Pipeline Safety Improvement Acts, expansion due to customer and rate base growth, and a higher cost business environment. Because of these factors, Washington Gas’s currently authorized rates no longer reflect the cost of doing business in Virginia.
The proposed rates and charges will increase Washington Gas’s overall annual revenues by $23 million, an increase of about 3.6 percent for the average Washington Gas residential heating and cooling customer’s total bill. This average Washington Gas customer would see an increase of about $45.53 annually, or $3.80 per month.
About 458,000 of Washington Gas’s more than 1 million customers live in Virginia.
Washington Gas is also seeking the SCC’s approval for a Revenue Normalization Adjustment (RNA) that would benefit both customers and Washington Gas by permitting billing adjustments that would reduce the effects of colder or warmer than normal weather, customer conservation, or other revenue-impacting factors. It would support energy efficiency and customer conservation by loosening the connection between the quantity of gas sold and the level of profitability. This would create a rate structure that better reflects the cost of providing service. Washington Gas implemented a RNA in Maryland in October 2005. Similar proposals have been approved or are under consideration in 13 other states.
Washington Gas also has proposed an innovative Performance-Based Rate (PBR) Plan to support the company’s cost efficiency improvements and share the benefits with customers and investors. A significant part of the plan is Washington Gas’s agreement to refrain from requesting a rate base increase for three years, unless extraordinary circumstances require the company to seek emergency rate relief as allowed under Virginia law.
Washington Gas proposes the new rates be implemented on an interim basis beginning Feb. 13, 2007. Should the SCC determine in its final decision not to approve the new rates, customers will be provided a refund.
Headquartered in Washington, D.C., Washington Gas is a wholly-owned subsidiary of WGL Holdings, Inc. (NYSE: WGL). The parent company holds a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services.
Additional information about WGL Holdings is available on its Web site, http://www.wglholdings.com.